Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132762, 333-158985, 333-188272, 333-210966 and 333-219199 on Forms S-8, and Registration Statement No. 333-204157 on Form S-3 of our report dated February 28, 2018 (May 9, 2018, as to the effects of the reclassification adjustments due to the adoption of new accounting guidance discussed in Note 1), relating to the consolidated financial statements and financial statement schedule of Rowan Companies plc and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Accounting Standards Update No. 2016-16, Income Taxes (ASC 740): Intra-Entity Transfers of Assets Other than Inventory) and our report dated February 28, 2018, related to the effectiveness of the Company's internal control over financial reporting, appearing in this Current Report on Form 8-K of Rowan Companies plc dated May 9, 2018.

/s/ Deloitte & Touche LLP
Houston, Texas
May 9, 2018